Exhibit 99.1

Stephen Cohen – Media	Jennifer Chen – Investors
Caesars Entertainment Corporation	Caesars Entertainment Corporation
(347) 489-6602	(702) 407-6407

Caesars Entertainment Operating Co. Reaches Agreement with

First Lien Noteholder Steering Committee on Debt Restructuring

Business Operations to Continue as Usual with No Interruption in Service

No Impact to Related Entities, including Caesars Entertainment,

Caesars Acquisition Co. and Caesars Entertainment Resort Properties

LAS VEGAS, Dec. 19, 2014 — Caesars Entertainment Operating Company, Inc. (“CEOC”), a subsidiary of Caesars Entertainment Corporation (“Caesars Entertainment”) (Nasdaq: CZR), and Caesars Entertainment have reached an agreement with CEOC’s first lien noteholder steering committee regarding terms of a financial restructuring plan. The proposed plan will significantly reduce long-term debt and annual interest payments, and result in a stronger balance sheet for CEOC.

The restructuring support agreement has been signed by all members of the first lien noteholder steering committee.

“The planned restructuring of CEOC will allow us to establish a strong and sustainable capital structure for CEOC and maximize value for our stakeholders,” said Gary Loveman, Chairman of CEOC. “I want to thank this creditor group for its support of the restructuring. We believe the financial restructuring plan we are announcing today is in the best interests of all of CEOC’s stakeholders. We look forward to continuing to welcome guests across our network throughout this process. Business operations at all properties and the Total Rewards program will continue as usual throughout the balance sheet restructuring process.”

To implement the balance sheet deleveraging, CEOC expects to voluntarily commence a reorganization under Chapter 11 of the U.S. Bankruptcy Code in mid-January 2015. CEOC and its properties will continue to operate in the ordinary course throughout the restructuring process. Caesars Entertainment, Caesars Entertainment Resort Properties and Caesars Growth Partners, which are separate entities with independent debt capital structures, will not be part of the court-supervised process.

Under the terms of the proposed financial restructuring, CEOC will convert its corporate structure by separating virtually all of its US-based gaming operating assets and real property assets into two companies, including an operating entity (“OpCo”) and a newly formed, publicly traded real estate investment trust (“REIT”) that will directly or indirectly own a newly formed property company (“PropCo”).

The proposed transactions would reduce CEOC’s debt by approximately $10 billion, providing for the exchange of approximately $18.4 billion of outstanding debt for $8.6 billion of new debt. Annual interest expense would be reduced by approximately 75%, from approximately $1.7 billion to approximately $450 million. PropCo would lease its real property assets to OpCo in exchange for annual lease payments of $635 million, with the lease payments guaranteed by CEC.

“The highly efficient REIT structure would enable CEOC to maximize its value and provide the most financial recovery to each of CEOC’s creditor groups,” Loveman said. “The formation of a publicly traded REIT would also allow CEOC to significantly reduce its leverage by creating two better capitalized companies with vastly improved cash flow generation. The transaction provides for the continued integration of CEOC’s existing properties with Caesars Entertainment’s multi-channel distribution network and industry-leading Total Rewards loyalty program. Combined, these actions will result in a stronger, more competitive and sustainable CEOC and will better position Caesars Entertainment for future growth, investment and success.”

Terms & Capital Structure

The proposed restructuring plan has the support of all members of the first lien bondholder steering committee. CEOC is continuing to work to obtain additional support from its other creditors.

The specifics of the plan are consistent with the plan disclosed via 8-K on December 12, 2014, however, to further reduce the leverage of CEOC beyond the previously published plan, first lien note holders will have the right to backstop the issuance of $300 million convertible preferred equity securities to be issued by PropCo. First lien holders who agree to backstop the purchase will be paid a commitment fee. The preferred shares will be convertible into PropCo common stock at plan value. First lien holders who sign the restructuring support by December 24, 2014 can join the backstop.

Under the plan, Caesars Entertainment will contribute up to $1.45 billion in cash to CEOC in support of the restructuring: $700 million to offer to purchase up to 100% of the equity in OpCo from creditors, $269 million to offer to purchase up to 15% of the equity in PropCo, $406 million to fund liquidity and cash recoveries to creditors and a guarantee of up to an additional $75 million of cash, which can be drawn by CEOC under certain circumstances. In addition, Caesars Entertainment has agreed to guarantee OpCo’s monetary obligations under the lease to help facilitate the creation of the valuable REIT structure.

The restructuring is conditioned upon the release of all pending and potential litigation claims against Caesars Entertainment, Caesars Acquisition and related parties. The proposed restructuring plan is subject to approval by the bankruptcy court and the receipt of required gaming regulatory approvals. There are no assurances that the restructuring support agreement will become effective or that the proposed restructuring plan will be completed on the terms contemplated or at all.

Further details on the transaction will be included in Form 8-K filed with the SEC later today.

About Caesars Entertainment Operating Company Inc.

Caesars Entertainment Operating Company, Inc. (“CEOC”), a majority owned subsidiary of Caesars Entertainment Corporation, provides casino entertainment services and owns, operates or manages 44 gaming and resort properties in 13 states of the United States and in five countries primarily under the Caesars, Harrah’s and Horseshoe brand names. CEOC is focused on building customer loyalty through providing its guests with a combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership as well as all the advantages of the Total Rewards program. CEOC also is committed to environmental sustainability and energy conservation, and recognizes the importance of being a responsible steward of the environment.

About Caesars Entertainment

Caesars Entertainment Corporation (CEC) is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: the majority owned operating subsidiary Caesars Entertainment Operating Company, wholly owned Caesars Entertainment Resort Properties and Caesars Growth Properties, in which we hold a variable economic interest. Since its beginning in Reno, Nevada, 75 years ago, CEC has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 50 casinos in 13 U.S. states and five countries. The Company’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. CEC’s portfolio also includes the London Clubs International family of casinos. CEC is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. The Company is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

Forward Looking Information

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “expect,” “believe,” “would,” “estimate,” “continue,” or “future,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, the proposed restructuring of CEOC and future outcomes. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the ability to retain key employees during CEOC’s restructuring;

•	the effects of CEOC’s bankruptcy filing on Caesars Entertainment and its subsidiaries and affiliates, and the interests of various creditors, equity holders and other constituents;

•	the event that the restructuring of CEOC may not be consummated in accordance with its terms, or persons not party to the agreement described in this release may successfully challenge the implementation thereof;

•	the effects of the bankruptcy court rulings in the Chapter 11 case and the outcome of such cases in general;

•	the length of time CEOC will operate in the Chapter 11 cases or CEOC’s ability to comply with the milestones provided by the restructuring support agreement;

•	risks associated with third party motions in the Chapter 11 cases, which may hinder or delay CEOC’s ability to consummate its restructuring plan as contemplated by the restructuring support agreement;

•	the potential adverse effects of Chapter 11 proceedings on Caesars Entertainment’s liquidity or results of operations;

•	the impact of CEOC’s substantial indebtedness and the restrictions in CEOC’s debt agreements that might limit CEOC’s ability to negotiate and complete its restructuring;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation, including but not limited to, the assertion and outcome of litigation or other claims that may be brought against Caesars Entertainment and CEOC by certain creditors, some of whom have notified Caesars Entertainment and CEOC of their objection to various transactions undertaken by Caesars Entertainment and CEOC in 2013 and 2014;

•	CEOC’s significant liquidity requirements and substantial levels of indebtedness;

•	increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates in connection with CEOC’s restructuring;

•	economic, business, competitive, and/or regulatory factors affecting the businesses of Caesars Entertainment and its subsidiaries generally;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming industry in particular;

•	changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the effects of competition, including locations of competitors, competition for new licenses and operating and market competition;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	access to insurance on reasonable terms for Caesars Entertainment and CEOC’s assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this filing.

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